EXHIBIT 10.65
EMPLOYMENT AGREEMENT
BETWEEN
GLOBAL NET LEASE, INC.
AND
JESSE GALLOWAY
This Employment Agreement (this “Agreement”), entered into on September 15, 2023, and effective as of September 18, 2023 (the “Effective Date”), by and between Global Net Lease, Inc., a Maryland corporation and real estate investment trust (the “Company”) and Jesse Galloway (the “Executive”) (each of them being referred to as a “Party” and together as the “Parties”).
WHEREAS, the Company and the Executive desire to memorialize the terms of the Executive’s employment relationship with the Company effective as of the Effective Date on the terms and conditions set out below.
NOW, THEREFORE, the Company and the Executive, in consideration of the respective covenants set out below, hereby agree as follows:
1.EMPLOYMENT.
(a)Position(s). The Executive shall be employed as the Executive Vice President and General Counsel of the Company. The Executive shall work primarily out of the Company’s offices located in New York, New York or remotely at such location as the Executive determines reasonably consistent with business needs; provided, however, that the Executive understands and agrees that reasonable travel, at the Company’s cost, as applicable, may be required from time to time for business reasons, including working from the New York, New York office up to three (3) days per week when requested by the Chief Executive Officer of the Company (the “CEO” or “Chief Executive Officer”) or the Board of Directors of the Company (the “Board”), or at the reasonable request of the Chief Financial Officer or Chief Operating Officer of the Company; provided, however, the Executive acknowledges that, on occasion, the business needs of the Company may necessitate the Executive to work in the New York, New York office more than three (3) days per week.
(b)Duties. The Executive will be the senior most legal professional at the Company and shall lead and be primarily responsible for the Company’s legal function. The Executive shall report directly to the CEO, who shall allocate duties and responsibilities to the Executive commensurate with his position, and the Executive’s principal duties and responsibilities shall be reasonably consistent with his position and role. At all times during the Term (as defined below), the Executive shall adhere in all material respects to all of the Company’s policies, rules and regulations governing the conduct of its employees that apply to the Executive and have been previously provided to him, including, without limitation, any compliance manual, code of ethics, employee handbook or other policies adopted by the Company from time to time; provided, however, that in any conflict between this Agreement and any policies, rules or regulations, this Agreement shall control.
(c)Extent of Services. Except for illnesses and vacation periods, the Executive shall devote a substantial majority of his business time and attention and his reasonable best efforts to the performance of his duties and responsibilities under this Agreement, and consistent with the time and effort customary for general counsels of similarly situated publicly-traded companies. Notwithstanding the foregoing, the Executive may (i) participate or hold directorships in charitable, academic or community activities, and in trade or professional organizations, (ii) hold directorships in other companies with the prior written approval from the Board not to be unreasonably withheld, delayed, or conditioned, and (iii)

manage his and/or his family’s personal passive investments; provided that all of the Executive’s activities outside of the Executive’s duties to the Company, individually or in the aggregate, comply with the Company’s conflict of interest practices. Notwithstanding the foregoing, the Executive shall be permitted to continue his existing real estate relationships and business interests set forth on Annex A attached hereto (as updated and approved from time to time by the Company, such approval to be made in good faith and not unreasonably withheld, delayed or conditioned), to the extent the foregoing complies with the Company’s conflict of interest practices and policies.
2.TERM. This Agreement and the Executive’s employment shall be effective as of the Effective Date and shall continue in full force and effect thereafter until the third anniversary of the Effective Date (the “Initial Term”) and shall be automatically extended for a renewal term of one (1) additional year (a “Renewal Term”) at the end of the Initial Term, and an additional one (1) year Renewal Term at the end of each Renewal Term (the last day of the Initial Term and each such Renewal Term is referred to herein as a “Term Date”), unless either party notifies the other party of its non-renewal of this Agreement not later than sixty (60) days prior to a Term Date by providing written notice to the other party of such party’s intent not to renew, or if the Executive’s employment is sooner terminated pursuant to Section 5. For purposes of this Agreement (and, for the avoidance of doubt, the non-competition and non-solicitation provisions set forth in Section 8 below), “Term” shall mean the actual duration of the Executive’s employment hereunder, taking into account any extensions pursuant to this Section 2 or early termination of employment pursuant to Section 5. For the avoidance of doubt, if the Merger Agreement is terminated in accordance with its terms and the transactions contemplated by the Merger Agreement (the “Transaction”) are not consummated, then this Agreement shall be null and void ab initio and of no force and effect without any liability to any party hereto or to any other person. “Merger Agreement” means that certain Agreement and Plan of Merger, dated as of May 23, 2023, by and among GNL Internalization Advisor Merger Sub, a Delaware limited liability company, GNL PM Merger Sub, a Delaware limited liability company, RTL Advisor Merger Sub, a Delaware limited liability company, RTL PM Merger Sub, a Delaware limited liability company, the Company, Global Net Lease Operating Partnership, L.P., a Delaware limited partnership, The Necessity Retail REIT, Inc., a Maryland corporation and real estate investment trust (“RTL”), and The Necessity Retail REIT Operating Partnership, L.P., a Delaware limited partnership (“RTL OP”) on the one hand, and AR Global Investments, LLC, a Delaware limited liability company, Global Net Lease Special Limited Partnership, LLC, a Delaware limited liability company, Global Net Lease Advisors, LLC, a Delaware limited liability company, Global Net Lease Properties, LLC, a Delaware limited liability company, Necessity Retail Advisors, LLC, a Delaware limited liability company, and Necessity Retail Properties, LLC, a Delaware limited liability company, on the other hand, as amended, modified, supplemented or restated from time to time.

3.COMPENSATION.
(a)Base Salary. The Company shall pay the Executive a base salary (the “Base Salary”), which shall be payable in periodic installments according to the Company’s normal payroll practices. The initial Base Salary shall be at the annual rate of $550,000. For years commencing after December 31, 2024, the Company shall review the Base Salary at least once during the first ninety (90) days of each calendar year to determine whether the Base Salary should be increased (but not decreased). For purposes of this Agreement, the term “Base Salary” shall mean the annual rate established and adjusted from time to time pursuant to this Section 3.

(b)Annual Bonus. The Executive shall be eligible to receive a performance based annual bonus (each an “Annual Bonus”), beginning in calendar year 2024, for each completed calendar year during the Term, with a target amount of 200% of Base Salary and a threshold amount of 120% of Base Salary (with opportunities to earn greater than target amount with a maximum amount of 300% of Base Salary). For calendar year 2024, the framework for the Executive’s Annual Bonus opportunity, including the weightings, is set forth on Annex B to this Agreement, with the actual amount (if any) of any Annual Bonus for 2024 and other calendar years to be determined by the Board (or a committee thereof) in its sole discretion based solely on the achievement of the performance goals for such calendar year. The performance goals for any such year will be set by the Board (or a committee thereof) in its sole discretion after consultation with the Executive and will be communicated to the Executive no later than ninety (90) days following commencement of the performance year. The Annual Bonus will be paid 50% in fully vested cash and 50% in full value equity which equity shall vest in substantially equal annual installments over three (3) years, subject to continuous service with the Company through each applicable vesting date, except as otherwise provided below. The Annual Bonus for a fiscal year shall be paid (or awarded in the case of equity) as soon as possible following the end of the fiscal year when bonuses are paid to similarly situated executives, but in no event later than March 15th of the year following the year to which the Annual Bonus relates. Other than as set forth in Section 6, the Executive must be employed by the Company or an affiliate of the Company on the date such Annual Bonus is paid to be eligible to receive the Annual Bonus for such year.
(c)Long-Term Incentive Compensation. The Executive will be eligible to be granted equity and equity-based awards under the Company’s long-term incentive compensation plans in amounts and on terms consistent with awards granted to other similarly situated executives of the Company (excluding any retention, sign-on, special, and other similar types of awards), as determined by the Board in its sole discretion.
4.BENEFITS.
(a)Vacation. The Executive shall be entitled to five (5) weeks paid vacation per full calendar year, which shall accrue in accordance with the Company’s vacation policy as in effect from time to time.
(b)Sick and Personal Days. The Executive shall be entitled to sick and personal days pursuant to Company policy.
(c)Employee Benefit Plans. The Executive will be eligible for and entitled to participate in any Company sponsored employee benefit plans maintained for the Company’s employees, including but not limited to benefits such as group health, life and long-term disability insurance and a 401(k) plan, as such benefits may be offered from time to time on a basis no less favorable than that applicable to other similarly situated senior executives of the Company. Notwithstanding the foregoing, the Company may modify or terminate any employee benefit plan at any time provided that any such modification or termination will not disproportionately disfavor the Executive relative to other employees.
(d)Other Benefits.
(i)INDEMNIFICATION; DIRECTORS AND OFFICERS INSURANCE. The Company shall, consistent with the terms below, indemnify the Executive for all costs, charges, damages, or expenses incurred or sustained by the Executive in connection with any demand, action, suit, or proceeding (“Claims”) to which the Executive may be made a party by reason of the Executive being or having been an officer, director, or employee of the Company, or any of their affiliates, to the maximum extent permitted by New York law. The

Executive’s right to indemnification from the Company pursuant to the preceding sentence does not apply, however, to any Claim (other than a derivative Claim) brought by the Company, against the Executive, or by the Executive against the Company, (excluding any Claim brought in defense of an indemnifiable Claim or to enforce any right to indemnification as contemplated in the previous sentence.). For the avoidance of doubt, nothing in this Section 4(d) shall limit any right to indemnity the Executive may have under (x) the organizational documents or By-Laws of any of the Company. The Executive shall notify the Company within five (5) business days of any Claim, and the Company shall be entitled to assume the defense with counsel selected by the Company; provided, however, that the Executive shall have the right to employ counsel to represent him (at the Company’s expense) if Company counsel would have a conflict of interest (as determined by Company counsel) in representing both the Company and the Executive. The Company agrees to advance fees and expenses reasonably incurred by the Executive in connection with any Claim if it has chosen not to assume the defense of that Claim or if the Executive retains separate counsel because the Company’s counsel has determined there is a conflict of interest. The Executive agrees to cooperate with the Company’s efforts to obtain insurance coverage, or to get indemnified or recovery from another source, for any costs, charges, damages, or expenses incurred in the Executive’s defense. During the Term, the Executive shall be entitled to be covered by the directors and officers insurance coverage that the Company maintains for other current or former officers, directors, and/or trustees of the Company for his acts and omissions while serving as an officer of the Company. This insurance coverage shall be provided on a basis no less favorable to the Executive than the coverage provided generally to the other current or former officers, directors, and/or trustees of the Company. Additionally, after any termination of the Executive’s employment by the Company or the Executive for any or no reason, for a period through the sixth anniversary of the termination of employment, to the extent that the Company elects to maintain directors and officers insurance coverage for its then-current officers, directors, or trustees, the Executive shall be covered under such coverage for his acts or omissions while an officer, director, or trustee of the Company on a basis no less favorable to the Executive than the coverage generally provided to then-current officers, directors, and/or trustees. Upon written request from the Executive to the Company, the Company will provide the Executive with notice of any changes to the Company’s directors and officers insurance policies. The obligations of this clause (i) shall survive termination of employment and/or this Agreement for any or no reason.
(ii)EXPENSES. The Executive shall be entitled to reimbursement of all reasonable business expenses, in accordance with the Company’s policy as in effect from time to time and on a basis no less favorable than that uniformly applicable to other senior executives of the Company, including, without limitation, cell phone, business (or reasonably equivalent) class travel for flights of a minimum of two and a half hours, train or, occasionally, black car travel (as the Executive reasonably determines), lodging, parking, and other nonstandard business-related expenses incurred by the Executive in connection with or in furtherance of the business or business needs of the Company, promptly after the presentation by the Executive of appropriate documentation. The Company shall provide the Executive with the technology and support for Zoom, Teams and similar web based conference capabilities in the New York, New York office as well as his home residence. The Executive shall also receive appropriate office space, administrative support, and such other facilities and services as are suitable to the Executive’s positions and adequate for the performance of the Executive’s duties. The Company shall pay for all of the Executive’s reasonable actual and documented legal fees incurred prior to and including the Effective Date to the extent such were incurred in connection with the drafting and negotiation of this Agreement up to a cap of $20,000.
(iii)CONTINUING EDUCATION AND PROFESSIONAL DEVELOPMENT. The Company shall pay for the professional licenses of the Executive in all states in which he is licensed, and shall reimburse the Executive for all reasonable and customary costs incurred in his complying with any continuing education requirements required to maintain his license(s).
5.TERMINATION. Notwithstanding any other provision of this Agreement to the contrary, the employment of the Executive by the Company shall terminate immediately upon his death, the Company shall have the right to and may, in the exercise of its discretion, terminate the Executive at any time by reason of Disability, or with Cause or without Cause, and the Executive shall have the right to and may, in the exercise of his discretion, voluntarily resign for any reason or terminate his employment for Good Reason, subject to the provisions set forth below:
(a)Death; Disability. The employment of the Executive by the Company shall terminate immediately upon death of the Executive or immediately upon the giving of written notice by the Company to the Executive of his termination due to Disability. As used in this Agreement, “Disabled” shall mean the Executive is unable to perform his duties hereunder due to any sickness, injury or disability for a consecutive period of one hundred and eighty (180) days or an aggregate of one hundred eighty (180) days in any twelve (12)-consecutive month period. A determination of “Disabled” shall be made by a physician satisfactory to both the Executive and the Company, provided that if the Executive and the Company do not agree on a physician, the Executive and the Company shall each select a physician and these two together shall select a third physician, whose determination as to Disabled shall be binding on all parties, and which cost, in any such case, shall be paid entirely by the Company. The temporary appointment of one or more individuals to carry out the offices or duties of the Executive during a period of the Executive’s inability to perform such duties and pending a determination of Disabled shall not be considered a breach of this Agreement by the Company.
(b)With Cause. The employment of the Executive by the Company shall terminate at the election of the Company immediately upon the giving of written notice by the Company to the Executive of his termination with Cause, subject to the terms of this Section 5(b). For purposes of this Agreement, the term “Cause” means that the Executive: (1) has been convicted of, or entered a plea of guilty or “nolo contendere” to, a felony (excluding any felony relating to the negligent operation of an automobile), (2) has intentionally failed to substantially perform (other than by reason of illness or temporary disability) his reasonably assigned material duties hereunder, including but not limited to duties consistent with the Executive’s position as are assigned by the Chief Executive Officer after the date of this Agreement, (3) has engaged in (A) willful misconduct or (B) gross negligence in the performance of his duties, (4) has engaged in conduct that materially violated the Company’s then existing written internal policies or procedures that apply to the Executive and were provided to him prior to the violation and which is detrimental to the business or reputation of the Company, or (5) has materially breached the restrictive covenants set forth in Section 7 and Section 8 herein or any other restrictive covenant in effect between the Executive and the Company, provided, however, that in the case of clauses (3)(B) or (4) and, to the extent curable, clause (5) above, “Cause” shall not exist unless the Executive fails to remedy to the reasonable satisfaction of the Board such act, omission or condition, within thirty (30) days after the Executive receives from the Board written notice that sets forth in reasonable detail the basis for the Board’s belief that “Cause” exists. For purposes hereof, no act or omission shall be deemed to be “willful” or “intentional” (A) if such act or omission was taken (or omitted) (I) in the good faith belief that such is in the best interests of, or not opposed to the best interests of, the Company or (II) at the direction of the Chief Executive Officer, Chief Financial Officer of the Company or the Board or (B) if such act or omission resulted from the Executive’s physical or mental incapacity. For the avoidance of doubt, failure to attain performance objectives or financial goals shall not constitute Cause hereunder. No grounds purporting to constitute Cause hereunder shall constitute Cause if the Board fails to notify the Executive of such purported grounds with one (1) year of the Board first becoming aware of such purported grounds.

(c)Without Cause; Voluntary Resignation. The employment of the Executive by the Company and this Agreement shall terminate at the election of the Company without Cause, and at the election of the Executive for any reason other than Good Reason (“Voluntary Resignation”), in either case upon thirty (30) days prior written notice to the Executive or the Company, as the case may be.
(d)Good Reason. The employment of the Executive shall terminate at the election of the Executive for Good Reason subject to the terms of this Section 5(d). For purposes of this Agreement, “Good Reason” means any of the following occurring without the Executive’s written consent: (i) any reduction in the amount of the Base Salary or threshold, target, or maximum Annual Bonus opportunity; (ii) any adverse change in the Executive’s title, position, or role or any material diminution in the Executive’s duties, authorities, or responsibilities in a manner which is materially inconsistent with the position the Executive holds; (iii) the Company’s requiring the Executive to be based at any location other than as specified in this Agreement that materially increases the Executive’s commute; or (iv) any material breach by the Company of any material term or provision of this Agreement (including, without limitation, a change in reporting structure, other than if the Executive is required to report to the Board); provided, however, that none of the events described in the foregoing clauses (i) through (iv) shall constitute Good Reason unless the Executive has notified the Company in writing describing the events that constitute Good Reason within thirty (30) calendar days following the actual knowledge by the Executive of the occurrence of such events and then only if the Company fails to cure such events within thirty (30) calendar days after the Company’s receipt of such written notice, and the Executive shall have terminated the Executive’s employment with the Company within thirty (30) calendar days following the expiration of such cure period.
(e)Non-renewal. This Agreement and the Executive’s employment shall terminate at a Term Date if either the Executive or the Company notifies the other party of its non-renewal of this Agreement not later than sixty (60) days prior to such Term Date by providing written notice to the other party of such party’s intent not to renew (“Non-renewal”).
(f)Notice of Termination. Any termination of the Executive’s employment by the Company or by the Executive (other than termination pursuant to death) shall be communicated by written Notice of Termination to the other party hereto in accordance with this Agreement. For purposes of this Agreement, a “Notice of Termination” shall mean a notice which shall indicate the specific termination provision in this Agreement relied upon and shall set forth in reasonable detail the facts and circumstances claimed to provide a basis for termination of the Executive’s employment under the provision so indicated.
(g)Date of Termination. The “Date of Termination” shall mean (i) if the Executive’s employment is terminated by his death, the date of his death, (ii) if the Executive’s employment is terminated pursuant to Disability or for Cause, the date of delivery of the Notice of Termination unless otherwise specified in such notice, (iii) the applicable Term Date if termination is due to a notice of Non-renewal, and (iv) if the Executive’s employment is terminated for any other reason the date set forth in such notice of termination. In the event that the Executive provides the Company with notice of termination pursuant to Section 5(c), the Company will have the option to place the Executive on paid administrative leave during such notice period.
6.EFFECTS OF TERMINATION.
(a)Death or Termination by the Company for Disability. If the employment of the Executive should terminate due to his death or at the election of the Company due to Disability, then the Company will pay or provide to the Executive (or his estate, if applicable):

(i)any earned and accrued but unpaid installment of Base Salary through the Date of Termination payable in accordance with the Company’s normal payroll practices;
(ii)reimbursement for any unreimbursed business expenses incurred through the Date of Termination in accordance with Sections 4(d) and 14(l)(ii);
(iii)all other applicable payments or benefits to which the Executive shall be entitled under, and paid or provided in accordance with, the terms of any applicable arrangement, plan or program under Section 4(c) through the Date of Termination (collectively, Sections 6(a)(i) through 6(a)(iii), payable in accordance with this Section 6(a), shall be hereafter referred to as the “Accrued Benefits”);
(iv)any earned (but for any continuing employment conditions) but unpaid Annual Bonus for the year prior to the year in which the Date of Termination occurs, calculated based on actual performance and paid in cash on a fully vested basis when bonuses are paid to similarly situated executives;
(v)a pro-rata Annual Bonus for the year in which the Date of Termination Occurs, (1) if the Date of Termination occurs during the first quarter of the Company’s applicable fiscal year, at the target level, or (2) if the Date of Termination does not occur during the first quarter of the Company’s applicable fiscal year, based on actual performance through the Date of Termination measured against adjusted performance goals through such date to the extent such performance goals can be reasonably prorated, as determined in the reasonable discretion of the Board, and in each case (A) paid in a lump sum in cash on a fully vested basis when bonuses are paid to similarly situated executives and (B) pro-rated based on the proportion of the fiscal year the Executive was employed by the Company during the fiscal year in which the Date of Termination occurs (collectively, Sections 6(a)(iv) and 6(a)(v) shall hereafter be referred to as the “Additional Benefits”); and
(vi)subject to Sections 6(f) and 14(l)(iv) and (v), (1) accelerated vesting of all time-based vesting equity or equity-based awards as if all employment conditions were met and all restrictions thereon shall lapse and (2) accelerated vesting of all performance-based equity or equity-based awards subject to the actual achievement of the performance metrics for such equity or equity-based awards measured at the end of the applicable performance period(s), pro-rated for the Executive’s partial employment based on the number of days that the Executive is employed by the Company during the applicable performance period(s) (collectively, the “Vesting Benefits”).
(b)Termination by the Company without Cause or by the Executive for Good Reason. If the employment of the Executive should terminate at the election of the Company without Cause or by the Executive for Good Reason and other than pursuant to Section 6(a) above, then the Company shall pay or provide to the Executive:
(i)the Accrued Benefits;
(ii)the Additional Benefits;
(iii)the Vesting Benefits; and
(iv)subject to Sections 6(f) and 14(l)(iv) and (v), cash severance equal to the sum of (A) one (1) times the Executive’s Base Salary at the annualized rate in effect on the Date of Termination (prior to any reduction) and (B)(i) if the Date of Termination occurs on or prior to the second anniversary of the Effective Date, the Executive’s target Annual Bonus

(inclusive of the cash and stock components, on a fully vested basis) for the calendar year in which the Date of Termination occurs, or (ii) if the Date of Termination occurs following the second anniversary of the Effective Date, the average of the Annual Bonus paid to the Executive for the two years immediately preceding the Date of Termination (the “Severance Payments”), paid to the Executive in substantially equal installments in accordance with the Company’s regular payroll cycle over a period of twelve (12) consecutive months immediately following the Date of Termination, with the first installment payable on (or within ten (10) days following) the sixtieth (60th) day after the Date of Termination and to include each such installment that was otherwise (but for the sixty (60)-day delay) scheduled to be paid following the Date of Termination and prior to the date of such payment; and
(v)if the Executive elects to receive continued coverage under one or more of the Company’s group healthcare plans pursuant to the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended (“COBRA”), payment of the Company’s portion of COBRA continuation coverage (equivalent to the health care contribution for active employees) for the Executive and the Executive’s eligible dependents (spouse and children), provided the dependents are insured under such policies as of the Date of Termination) for the period commencing on the Date of Termination and ending upon the twelve (12)-month anniversary of the Date of Termination. Notwithstanding the foregoing, if the Company determines in its sole discretion that it cannot provide the foregoing benefit without potentially violating applicable law (including, without limitation, Section 2716 of the Public Health Service Act), the Company shall in lieu thereof provide to the Executive a taxable monthly payment in an amount equal to the monthly COBRA premium that the Executive would be required to pay to continue the Executive’s group health coverage in effect on the Date of Termination (which amount shall be based on the premium for the first month of COBRA coverage), less the amount the Executive would have had to pay to receive group health coverage for the Executive based on the cost sharing levels in effect on the Date of Termination, which payments shall be made regardless of whether Executive elects COBRA continuation coverage and shall commence in the month following the month during which the Date of Termination occurs and shall end on the twelve (12)-month anniversary of the Date of Termination. Any such payments or reimbursements provided by this Section 6(b)(v) will not begin until the first payroll cycle following the effective date of the General Release, with any payments delayed from the Date of Termination being paid in a lump sum as part of the first payroll following the effective date of the General Release (the “COBRA Benefit”).
(c)Termination by the Company without Cause or by the Executive for Good Reason in Connection With a Change in Control. If the employment of the Executive should terminate at the election of the Company without Cause or by the Executive for Good Reason and other than pursuant to Section 6(a) above within the 180-day period immediately preceding a Change in Control (as defined below) or the twenty-four (24)-month period immediately following a Change in Control, then the Company shall pay or provide to the Executive:
(i)the Accrued Benefits;
(ii)the Additional Benefits;
(iii)subject to Sections 6(f) and 14(l)(iv) and (v), (A) accelerated vesting of all time-based equity or equity-based awards and (B) accelerated vesting of all performance-based equity or equity-based awards subject to the actual achievement of the performance metrics for such equity or equity-based awards measured on the date on which the Change in Control is consummated;
(iv)subject to Sections 6(f) and 14(l)(iv) and (v), cash severance equal to the sum of equal to the sum of (A) two (2) times the Executive’s Base Salary at the annualized rate in effect on the Date of Termination (prior to any reduction) and (B)(i) if the Date of Termination occurs on or prior to the second anniversary of the Effective Date, two (2) times the Executive’s target Annual Bonus (inclusive of cash and stock components, on a fully vested basis) for the calendar year in which the Date of Termination occurs, or (ii) if the Date of Termination occurs following the second anniversary of the Effective Date, two (2) times the average of the Annual Bonus paid to the Executive for the two years immediately preceding the Date of Termination (the “CIC Severance Payments”), paid to the Executive in substantially equal installments in accordance with the Company’s regular payroll cycle over a period of twelve (12) consecutive months immediately following the Date of Termination, with the first installment payable on (or within ten (10) days following) the sixtieth (60th) day after the Date of Termination and to include each such installment that was otherwise (but for the sixty (60)-day delay) scheduled to be paid following the Date of Termination and prior to the date of such payment. In the event that a termination for which termination benefits are payable under Section 6(b) is followed by a Change in Control such that CIC Severance Payments are due under this Section 6(c), the Company will make a true up payment with the first severance payment following such Change in Control equal to the shortfall of the payments that would have been payable to the Executive had the termination been subject to this Section 6(c); and
(v)the COBRA Benefit set forth in Section 6(b)(v), except that the COBRA Benefit shall be paid for eighteen (18) months.
For purposes of this Agreement, “Change in Control” shall have the meaning set forth in the Company’s 2021 Omnibus Incentive Compensation Plan. For the avoidance of doubt, (i) the consummation of the Transaction shall not be deemed to be a Change in Control for purposes of this Agreement; and (ii) if amounts are payable under this Section 6(c), no amounts shall be payable under Section 6(b).

(d)By the Company for Cause, or Voluntary Resignation by the Executive (including Non-renewal by the Executive). In the event that the Executive’s employment is terminated during the Term by the Company for Cause or the Executive’s employment is terminated during the Term by a Voluntary Resignation (including due to the non-renewal of the Initial Term or any Renewal Term by the Executive) other than Good Reason, the Company shall pay the Executive only the Accrued Benefits, and the Company shall have no further obligations to the Executive under this Agreement.
(e)By the Company due to Non-renewal. If the employment of the Executive should terminate on the Term Date at the election of the Company due to Non-renewal, then, the Company shall pay or provide to the Executive the payments and benefits as set forth in Sections 6(b) or (c), as applicable.
(f)Release. Payments by the Company required under this Section 6 following termination or expiration of the Executive’s employment for any reason (other than payments of the Accrued Benefits) shall be conditioned on and shall not be payable unless the Company receives from the Executive within sixty (60) days of the Date of Termination a fully effective and non-revocable written release substantially in the form attached as Annex C to this Agreement (the “General Release”).
(g)Termination of Authority. Immediately upon the Executive terminating or being terminated from his employment with the Company for any reason, notwithstanding anything else appearing in this Agreement or otherwise, the Executive will stop serving the functions of his terminated or expired position(s) and shall be without any of the authority or responsibility for such position(s).

(h)No Mitigation or Offset. No termination payments under this Section 6 shall be subject to mitigation or offset.
7.CONFIDENTIAL INFORMATION.
(a)The Executive shall not, and shall cause its Affiliates not to, publicly disclose, reveal, divulge or communicate to any Person any Confidential Information; provided, however, that the foregoing shall not restrict the Executive or its Affiliates from (i) disclosing (under appropriate obligations of confidentiality) Confidential Information to the extent necessary to enforce and exercise his rights under this Agreement, (ii) disclosing Confidential Information to the extent necessary in connection with the Executive’s employment, service as a director or consulting services for any GNL Group Company, if applicable, (iii) disclosing Confidential Information in confidence to his financial, tax and legal advisors who are bound by similar confidentiality obligations and (iv) shall not have any obligation to keep confidential any Confidential Information if and to the extent disclosure thereof is required by applicable law or requested by a governmental authority; provided, however, that in the event disclosure is required by applicable law or requested by a governmental authority, the Executive shall to the extent legally permissible and practicable provide the Company with prompt notice of such requirement prior to making any disclosure so that the Company may seek an appropriate protective order at its own cost or waive compliance with the provisions of this Section 7, provided that no such notice shall be required under circumstances where a notice requirement would be deemed to violate applicable law.
(b)Nothing in this Agreement shall prohibit the Executive from (i) disclosing information and documents when required by law, subpoena or court order, (ii) disclosing information and documents to the Executive’s attorney, financial or tax advisor for the purpose of securing legal, financial or tax advice, (iii) disclosing the Executive’s post-employment restrictions in this Agreement in confidence to any potential new employer, or (iv) filing a charge with, reporting possible violations to, or participating or cooperating with any governmental agency or entity, including but not limited to the Equal Employment Opportunity Commission, the Department of Justice, the Securities and Exchange Commission, Congress, or any agency Inspector General, or making other disclosures that are protected under the whistleblower, anti-discrimination, or anti-retaliation provisions of federal, state or local law or regulation (provided, however, that the Executive may not disclose information of the Company or any of its Affiliates that is protected by the attorney-client privilege, except as otherwise required by law) and the Executive does not need the authorization of the Company to make any such reports or disclosure and shall not be required to notify the Company that the Executive has made such reports or disclosures.
(c)The Executive acknowledges that the Executive has the following immunity rights in compliance with the requirements of the Defend Trade Secrets Act: (i) the Executive shall not be held criminally or civilly liable under any federal or state trade secret law for the disclosure of Confidential Information that is made in confidence to a federal, state, or local government official or to an attorney solely for the purpose of reporting or investigating a suspected violation of law, (ii) the Executive shall not be held criminally or civilly liable under any federal or state trade secret law for the disclosure of Confidential Information that is made in a complaint or other document filed in a lawsuit or other proceeding, if such filing is made under seal, and (iii) if the Executive files a lawsuit for retaliation by the Company for reporting a suspected violation of law, the Executive may disclose the Confidential Information to the Executive’s attorney and use the Confidential Information in the court proceeding, if the Executive files any document containing the Confidential Information under seal, and does not disclose the Confidential Information, except pursuant to court order. Nothing in this Agreement is intended to conflict with 18 U.S.C. § 1836(b) or create liability for disclosures of trade secrets that are expressly allowed by 18 U.S.C. § 1836(b).

8.COVENANTS.
(a)Non-Competition and Non-Solicitation. During the Restricted Period, the Executive shall not, and shall cause its Affiliates not to, directly or indirectly through any Person or contractual arrangement:
(i)manage, operate, advise or consult for, render services to, run, control or externally manage any Restricted Business in the Restricted Territory; provided, however, that the restrictions contained in this Agreement shall in no way be deemed to restrict the Executive or his Affiliates from (i) serving as an employee, officer, director or other service provider of any GNL Group Company or (ii) owning, directly or indirectly up to 2% of any class of securities of any public entity; provided, that the Executive does not personally engage in, or provide any services for use in, the Restricted Business; provided, further, that in the event that a Person is engaged, among other businesses, in the Restricted Business, the Executive shall not be prohibited for providing services, managing, operating, advising, or consulting for such Person so long as the Executive is not doing so for the Restricted Business;
(ii)employ, hire, enter into an agency or consulting relationship with or recruit or solicit for employment any employee of a GNL Group Company (“Restricted Service Providers”); provided, that the foregoing shall not apply to (i) Restricted Service Providers who ceased to be employed by a GNL Group Company at least twelve (12) months prior to any solicitation by, and the commencement of any discussions with, the Executive or any of its Affiliates; and (ii) any general solicitations (and resulting hires) not targeted at Restricted Service Providers (including through the use of recruiting firms or advertisements in any newspaper, magazine, trade publication, electronic medium or other media); or
(iii)encourage any customer, Prospective Customer or supplier who is a customer, Prospective Customer or supplier of any GNL Group Company to terminate or adversely modify any relationship with a GNL Group Company.
Notwithstanding anything in the foregoing to the contrary, this Section 8(a) shall not prohibit the Executive from engaging in the practice of law and shall be interpreted so as to comply with the rules of professional conduct governing lawyers to the extent the Executive’s activities involve the practice of law.

(b)Non-Disparagement. The Executive shall not, directly or indirectly, make, and shall not cause or direct any of his Affiliates to publicly make any negative, derogatory or disparaging comments, communications or statements, whether written or oral about any of the Company or its Affiliates, or any officer, director, shareholder, manager or member thereof (collectively, “GNL Protected Persons”) or the business, management, operations or strategies of the GNL Protected Persons. “Disparaging” comments or statements include such comments or statements which discredit, ridicule or defame any Person or entity or impair the reputation, goodwill or commercial interest thereof. Nothing in this Section 8(b) shall limit the Executive or his Affiliates’ ability to make true and accurate statements, as required by applicable laws, to a governmental authority or otherwise make any true and accurate statements as part of litigation, arbitration, regulatory or administrative proceeding, to rebut in good faith untruthful statements made by a person affiliated with the Company, or from making statements in the good faith performance of his duties for the Company.
(c)Acknowledgement. The Executive acknowledges that he will acquire much Confidential Information concerning the past, present and future business of the Company as the result of his employment, as well as access to the relationships between the Company and its clients and employees. The Executive further acknowledges that the business of the Company is very competitive and that competition by him in that business during his employment, or after his employment terminates, would severely injure the Company. The Executive understands and agrees that the restrictions contained in this Section 8 are reasonable and are required for the Company’s legitimate protection, and do not unduly limit his ability to earn a livelihood. The Executive acknowledges and agrees that he shall share the post-employment restrictions set forth in this Agreement prior to commencement of employment with any prospective employer that could reasonably be expected to be engaged in a Restricted Business.
(d)Rights and Remedies upon Breach. The Executive acknowledges and agrees that any breach by him of any of the provisions of Sections 7, 8 or 9 hereof (the “Protective Covenants”) may result in irreparable injury and damage for which money damages may not provide an adequate remedy. Therefore, notwithstanding anything herein to the contrary, including, without limitation, Section 10 hereof, if the Executive breaches, or threatens to commit a breach of, any of the provisions of the Protective Covenants, the Company and its Affiliates shall have the following rights and remedies, each of which rights and remedies shall be independent of the other and severally enforceable, and all of which rights and remedies shall be in addition to, and not in lieu of, any other rights and remedies available to the Company and its Affiliates, under law or in equity (including, without limitation, the recovery of damages):
(i)the right and remedy to seek to have the Protective Covenants specifically enforced (without posting bond and without the need to prove damages) by any court of competent jurisdiction, including, without limitation, the right to an entry against the Executive of restraining orders and injunctions (preliminary, mandatory, temporary and permanent) against violations, threatened or actual, and whether or not then continuing, of such covenants; and
(ii)the right and remedy to seek to require the Executive to account for and pay over to the Company and its Affiliates all compensation, profits, monies, accruals, increments or other benefits derived or received by him solely as the result of any transactions constituting a breach of the Protective Covenants.
(e)If any court or other decision-maker of competent jurisdiction determines that any of the Protective Covenants, or any part thereof, is unenforceable because of the duration, scope of activities or geographical scope of such provision, then, after such determination has become final and unappealable, the duration or scope of such provision, as the case may be, shall be reduced so that such provision becomes enforceable and, in its reduced form, such provision shall then be enforceable and shall be enforced.
(f)Extension of Time. If the Executive violates any provision of this Agreement as to which there is a specific time period during which the Executive is prohibited from taking certain actions or from engaging in certain activities, as set forth in such provision, then such violation shall toll the running of such time period for such provision, and such provision only, from the date of such violation until such violation shall cease and shall extend the time period set for in this Agreement so long as the Executive remains in violation.
(g)Definitions. For purposes of Section 7 and Section 8, the following capitalized terms shall have the respective meanings set forth below:
(i)“Affiliate” of a Person means any other Person controlling, controlled by or under common control with such first Person.
(ii)“Competitive Entity” means a Person wholly or partially engaged in the Restricted Business.

(iii)“Confidential Information” means all confidential and proprietary information relating to any GNL Group Company or their respective businesses, products, markets, condition (financial or other), operations, assets, liabilities, results of operations, cash flows or prospects, which is considered confidential or proprietary information and is maintained as such within the GNL Group Company, through agreements with relevant Persons, policies and/or other appropriate safeguards against disclosure, other than information which is, was or becomes generally available to the public other than as a result of a disclosure in violation of this Agreement. For the avoidance of doubt, Confidential Information shall not include the Executive’s contact list.
(iv)“GNL Group Company” means the Company and any company or other legal entity that is an Affiliate of the Company, determined from time to time.
(v)“Person” means a corporation, limited liability company, partnership, association, joint stock company, trust, joint venture, unincorporated organization, governmental entity or other entity.
(vi)“Prospective Customer” means any Person or individual whom any GNL Group Company has had any negotiations or discussions regarding the possible engagement of business and with whom the Executive had material contact during the Executive’s employment with the Company or with respect to which the Executive directly supervised employees having such material contact.
(vii)“Restricted Business” means (i) any business that has as its primary investment strategy the acquisition of any properties of any type or asset class that represents at least 10% of the portfolio of the Company after giving effect to the combination of RTL by the Company as of the date of this Agreement and (ii) any other business any GNL Group Company is engaged in as of the Date of Termination.
(viii)“Restricted Period” means the Term and (i) if the employment of the Executive is terminated (A) due to the Executive’s Disability as set forth in Section 5(a), (B) by the Company with Cause as set forth in Section 5(b), (C) by the Company without Cause as set forth in Section 5(c), (D) by the Executive for Good Reason as set forth in Section 5(d), or (E) at the election of the Company due to Non-renewal as set forth in Section 5(e), the twelve (12)-month period commencing from and after the Executive’s Date of Termination, and (ii) if the employment of the Executive is terminated (A) by the Executive due to a Voluntary Resignation as set forth in Section 5(c) or (B) at the election of the Executive due to Non-renewal as set forth in Section 5(e), for a period up to twelve (12) months commencing from the Executive’s Date of Termination as elected by the Company no later than the tenth (10th) day following notice of such termination and so long as the Company pays the Executive for each month of such elected period 1/6th of the Executive’s Base Salary (as in effect prior to such Date of Termination) and the General Release has become effective.
(ix)“Restricted Territory” means North America, Germany, Guernsey, Italy, Spain, France, the United Kingdom, Finland, Luxembourg and any other location where any GNL Group Company is engaged in the Restricted Business as of the Date of Termination.
9.INTELLECTUAL PROPERTY. The Executive shall promptly disclose to the Company or any successor or assign, and grant to the Company and its successors and assigns without any separate remuneration or compensation other than that received by him in the course of his employment, his entire right, title and interest in and to any and all inventions, developments, discoveries, models, or business plans or opportunities, or any other intellectual property of any type or nature whatsoever (“Intellectual Property”), developed by him during the period of, and in connection with, his employment by the Company and whether developed by him during or after business hours, or alone or in connection with others, that is in any way related to the business of the Company, its successors or assigns. This provision shall not apply to books or articles authored by the Executive during non-work hours, consistent with his obligations under this Agreement, so long as such books or articles (a) are not funded in whole or in part by the Company, and (b) do not contain any Confidential Information or Intellectual Property of the Company. The Executive agrees, at the Company’s expense, to take all steps necessary or proper to vest title to all such Intellectual Property in the Company, and cooperate fully and assist the Company in any litigation or other proceedings involving any such Intellectual Property.
10.ALTERNATIVE DISPUTE RESOLUTION (“ADR”) POLICY AND PROCEDURE.
(a)Coverage. Except as otherwise expressly provided in this Agreement or by law, this ADR Policy and Procedure is the sole and exclusive method by which the Executive and the Company are required to resolve any and all disputes arising out of or related to the Executive’s employment with the Company or the termination of that employment, each of which is referred to as “Employment-Related Dispute,” including, but not limited to, disputes arising out of or related to any of the following subjects:
•Compensation or other terms or conditions of the Executive’s employment;
•Application or enforcement of any Company program or policy to the Executive;
•Any disciplinary action or other adverse employment decision of the Company or any statement related to the Executive’s employment, performance or termination;
•Any policy of the Company or any agreement between the Executive and the Company;
•Disputes over the arbitrability of any controversy or claim which arguably is or may be subject to this ADR Policy and Procedure;
•Claims arising out of or related to any current or future federal, state or local civil rights laws, fair employment laws, wage and hour laws, fair labor or employment standards laws, laws against discrimination, equal pay laws, wage and salary payment laws, plant or facility closing or layoff laws, laws in regard to employment benefits or protections, family and medical leave laws, and whistleblower laws, including by way of example, but not limited to, the federal Civil Rights Acts of 1866, 1871, 1964 and 1991, the Pregnancy Discrimination Act of 1978, the Age Discrimination in Employment Act of 1967, the Equal Pay Act of 1963, the Fair Labor Standards Act of 1938, the Americans with Disabilities Act of 1990, the Family and Medical Leave Act of 1993, and the Employee Retirement Income Security Act of 1978, as they have been or may be amended from time to time; or
•Any other dispute arising out of or related to the Executive’s employment or its termination.
(b)Step 1: Negotiation. The Executive and the Company shall attempt in good faith to negotiate a resolution of any Employment-Related Dispute.
(c)Step 2: Mediation. If an Employment-Related Dispute cannot be settled through negotiation and remains unresolved 15 days after it is asserted, the Executive or the

Company may submit the dispute to mediation and the parties shall attempt in good faith to resolve the dispute by mediation, under the mediation procedure of JAMS or the American Arbitration Association (“AAA”). The choice of the JAMS or AAA mediation procedure shall be made by the party initiating mediation. Unless the Parties agree otherwise in writing, the mediation shall be conducted by a single mediator, and the mediator shall be selected from an appropriate JAMS or AAA panel pursuant to the JAMS or AAA rules, respectively. The mediation shall be conducted in New York City, New York. Unless the Parties agree otherwise, the cost of the mediator’s professional fees and expenses and any reasonable administrative fee will be shared and paid equally by the Parties, and each Party shall bear its own attorneys’ fees and costs of the mediation.
(d)Step 3: Binding Arbitration. If an Employment-Related Dispute cannot be settled through mediation and remains unresolved the shorter of 45 days after the appointment of the mediator or 5 days after the aforementioned first mediation hearing, the Executive or the Company may submit the dispute to arbitration and the dispute shall be settled in arbitration by a single arbitrator in accordance with the applicable rules for arbitration of employment disputes of JAMS or the AAA in effect at the time of the submission to arbitration. The choice of JAMS or AAA arbitration rules shall be made by the Party initiating arbitration. The arbitration shall be kept confidential and shall be conducted in the city and state in which the Company office is located in which the Executive work(ed). The arbitrator shall not have the authority to alter or amend any lawful policy, procedure or practice of the Company or agreement to which the Company is a party or the substantive rights or defenses of either Party under any statute, contract, constitution or common law. Each Party shall be responsible for its own attorneys’ fees and other costs, fees and expenses, if any, with respect to its conduct of the arbitration. The administrative cost of the arbitration, including any reasonable administrative fee and arbitrator’s fees and expenses, shall be shared equally and paid by the Parties. The arbitrator is expressly empowered to award reasonable attorneys’ fees and expenses to the prevailing party as well as all other remedies to which either party would be entitled if the dispute were resolved in court. The decision and award of the arbitrator is final and binding. The arbitrator shall promptly issue a written decision in support of his/her award. Judgment upon the award rendered by the arbitrator may be entered in any court of competent jurisdiction, and the award may be confirmed and enforced in any such court. The Federal Arbitration Act or any applicable state law shall govern the application and enforcement of the provisions of this Section 10.
(e)Provisional Remedies. The Executive or the Company may file a complaint or commence a court action to obtain an injunction to enforce the provisions of this ADR Policy and Procedure, or to seek a temporary restraining order or preliminary injunction or other provisional relief to maintain the status quo or in aid of or pending the application or enforcement of this ADR Policy and Procedure. Despite such complaint or action, the parties shall continue to participate in good faith in this ADR Policy and Procedure.
(f)Administrative Agencies. Nothing in this ADR Policy and Procedure is intended to prevent the Executive from filing a complaint or charge with any administrative agency, including, but not limited to, the Equal Employment Opportunity Commission and the National Labor Relations Board.
(g)At-Will Employment/Waiver of Jury or Court Trial. This ADR Policy and Procedure does not alter the terms and conditions of the Executive’s employment pursuant to this Agreement. Nothing in this ADR Policy and Procedure limits in any way the Executive’s right or the Company’s right to terminate the Executive’s employment at any time consistent with the terms of this Agreement. This ADR Policy and Procedure does not require the Executive or Company to start the arbitration process before taking action of any kind, including, without limitation, the termination of the Executive’s employment. This Policy waives any right that the Executive or the Company may have to a jury trial or a court trial of any Employment-Related

Dispute (except as provided above in Sections 9 or 10(e) for a court to issue provisional or equitable remedies).

(h)ADR Agreement and Savings Provision.
(i)The Executive and the Company agree that this ADR Policy and Procedure shall mandatorily apply and be the sole and exclusive method by which both the Executive and the Company are required to resolve any and all Employment-Related Disputes, to the fullest extent permitted and not prohibited or restricted by law.
(ii)Should any provision of this ADR Policy and Procedure be held invalid, illegal or unenforceable, the Executive and the Company agree that it shall be deemed to be modified so that its purpose can lawfully be effectuated and the balance of this ADR Policy and Procedure shall remain in full force and effect. The Executive and the Company further agree that the provisions of this ADR Policy and Procedure shall be deemed severable and the invalidity or enforceability of any provision of this Agreement shall not affect the validity or enforceability of the provisions of this Section 10.
11.COOPERATION IN FUTURE MATTERS. The Executive hereby agrees that for a period of eighteen (18) months following his termination of employment, he shall cooperate fully with the Company’s reasonable requests relating to matters that pertain to the Executive’s employment by the Company, including, without limitation, providing information or limited consultation as to such matters, participating in legal proceedings, investigations or audits on behalf of the Company, or otherwise making himself reasonably available to the Company for other related purposes. Any such cooperation shall be performed at scheduled times taking into consideration the Executive’s other commitments and all reasonable out of pocket costs incurred by the Executive shall be fully paid by the Company. The Executive shall not be required to perform such cooperation to the extent it conflicts with any requirements of exclusivity of services for another employer or otherwise, nor in any matter where the Executive is adverse to the Company or any of its affiliates. In connection with such cooperation, the Company will reimburse costs incurred by the Executive in connection therewith and, in the event that the Executive’s time spent providing such cooperation exceeds ten (10) hours in the aggregate, the Company will pay the Executive (for any such excess hours) a fee on an hourly basis equal to quotient resulting from three (3) times the Executive’s Base Salary divided by 2,000.
12.RETURN OF PROPERTY. On the date of the Executive’s termination of employment with the Company for any reason (or at any time prior thereto at the Company’s request), the Executive will promptly return all property belonging to the Company or any of its affiliates, provided, that the Executive may retain his cell phone number, contact list, equity documentation, and calendar (and the Company will reasonably cooperate with the Executive in transferring same and the Executive’s personal files to the Executive).
13.GENERAL.
(a)Notices. All notices and other communications hereunder shall be in writing or by written telecommunication, and shall be deemed to have been duly given if delivered personally or if sent by overnight courier or by certified mail, return receipt requested, postage prepaid, to the relevant address set forth below, or to such other address as the recipient of such notice or communication shall have specified in writing to the other party hereto, in accordance with this Section 13(a).
If to the Company, to:

    650 Fifth Avenue, 30th Floor
New York, NY 10019
Attn: Chief Financial Officer
If to the Executive, at his last residence shown on the records of the Company,
With a copy via email to (which shall not constitute notice):
    Morgan, Lewis & Bockius LLP
Attn: Austin S. Lilling, Esq. at austin.lilling@morganlewis.com
(b)Severability. If any provision of this Agreement is or becomes invalid, illegal or unenforceable in any respect under any law, the validity, legality and enforceability of the remaining provisions hereof shall not in any way be affected or impaired.
(c)Waivers.
(i)No delay or omission by either party hereto in exercising any right, power or privilege hereunder shall impair such right, power or privilege, nor shall any single or partial exercise of any such right, power or privilege preclude any further exercise thereof or the exercise of any other right, power or privilege.
(ii)Except as expressly set forth in this Agreement, the Executive shall not be entitled to and the Company shall not be responsible to the Executive for any remuneration or benefits on behalf of the Executive’s services to the Company, his employment or the termination of such employment.
(d)Counterparts. This Agreement may be executed in multiple counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument. In making proof of this Agreement, it shall not be necessary to produce or account for more than one such counterpart. PDF and electronic versions shall constitute originals for all purposes hereunder.
(e)Assigns. This Agreement shall be binding upon and inure to the benefit of the Company’s successors and assigns and the Executive’s personal or legal representatives, executors, administrators, heirs, distributees, devisees and legatees. This Agreement shall not be assignable by the Executive, it being understood and agreed that this is a contract for the Executive’s personal services. This Agreement shall be assignable by the Company, to a successor to the Company’s business or assets, upon notice to the Executive. When assigned to a successor, the assignee shall assume this Agreement and expressly agree to perform this Agreement in the same manner and to the same extent as the Company would be required to perform it in the absence of such an assignment and the Company shall be released of all obligations hereunder to the extent consistent with applicable law. For all purposes under this Agreement, the term “Company” shall include any successor to the Company’s business and/or assets that executes and delivers the assumption agreement described in the immediately preceding sentence or that becomes bound by this Agreement by operation of law.
(f)Entire Agreement. This Agreement contains the entire understanding of the parties, supersedes all prior agreements and understandings, whether written or oral, relating to the subject matter hereof and may not be amended except by a written instrument hereafter signed by the Executive and the Chief Executive Officer or a duly authorized representative of the Company (other than the Executive).

(g)Governing Law. This Agreement and the performance and enforcement hereof shall be construed and governed in accordance with the laws of the State of New York without regard to any choice of law or conflict of law principles, rules or provisions (whether of the State of New York or any other jurisdiction) that would cause the application of the laws of any jurisdiction other than the State of New York.
(h)Construction. The language used in this Agreement shall be deemed to be the language chosen by the parties to express their mutual intent, and no rule of strict construction shall be applied against any party. The headings of sections of this Agreement are for convenience of reference only and shall not affect its meaning or construction. Whenever any word is used herein in one gender, it shall be construed to include the other gender, and any word used in the singular shall be construed to include the plural in any case in which it would apply and vice versa.
(i)Payments and Exercise of Rights after Death. Any amounts payable hereunder after the Executive’s death shall be paid to the Executive’s designated beneficiary or beneficiaries, whether received as a designated beneficiary or by will or the laws of descent and distribution. The Executive may designate a beneficiary or beneficiaries for all purposes of this Agreement, and may change at any time such designation, by notice to the Company making specific reference to this Agreement. If no designated beneficiary survives the Executive or the Executive fails to designate a beneficiary for purposes of this Agreement prior to his death, all amounts thereafter due hereunder shall be paid, as and when payable, to his spouse, if such spouse survives the Executive, and otherwise to his estate.
(j)Consultation with Counsel. The Executive acknowledges that he has had a full and complete opportunity to consult with counsel or other advisors of his own choosing concerning the terms, enforceability and implications of this Agreement, that the Company has not made any representations or warranties to the Executive concerning the terms, enforceability and implications of this Agreement other than as are reflected in this Agreement, and that the Executive’s execution of this Agreement is knowing and voluntary.
(k)Withholding. Any payments provided for in this Agreement shall be paid net of any applicable tax and other withholdings required under federal, state, local or foreign law. Regardless of the amount withheld or reported, the Executive is solely responsible for all taxes in respect of the Executive’s payments or benefits; except the employer’s share of employment taxes.
(l)Section 409A.
(i)Although the Company does not guarantee the tax treatment of any payments under this Agreement, the intent of the Parties is that the payments and benefits under this Agreement be exempt from, or comply with, Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”), and all Treasury Regulations and guidance promulgated thereunder (“Code Section 409A”) and to the maximum extent permitted this Agreement shall be limited, construed and interpreted in accordance with such intent. In no event whatsoever shall the Company or its affiliates or their respective officers, directors, employees or agents be liable for any additional tax, interest or penalties that may be imposed on the Executive by Code Section 409A or damages for failing to comply with Code Section 409A.
(ii)Notwithstanding any other provision of this Agreement to the contrary, to the extent that any reimbursement of expenses constitutes “deferred compensation” under Code Section 409A, such reimbursement shall be provided no later than December 31 of the year following the year in which the expense was incurred (or, where applicable, no later than such earlier time required by this Agreement). The amount of expenses reimbursed in one year shall not affect the amount eligible for reimbursement in any subsequent year. The amount of any in-kind benefits provided in one year shall not affect the amount of in-kind benefits provided in any other year.
(iii)For purposes of Code Section 409A (including, without limitation, for purposes of Treasury Regulation Section 1.409A-2(b)(2)(iii)), the right to receive payments in the form of installment payments shall be treated as a right to receive a series of separate payments and, accordingly, each installment payment shall at all times be considered a separate and distinct payment. Whenever a payment under this Agreement may be paid within a specified period, the actual date of payment within the specified period shall be within the sole discretion of the Company.
(iv)Notwithstanding any other provision of this Agreement to the contrary, if at the time of the Executive’s separation from service (as defined in Code Section 409A), the Executive is a “Specified Employee,” then solely to the extent required by Code Section 409A, the Company will defer the payment or commencement of any nonqualified deferred compensation subject to Code Section 409A payable upon separation from service (without any reduction in such payments or benefits ultimately paid or provided to the Executive) until the date that is six (6) months following separation from service or, if earlier, the earliest other date as is permitted under Code Section 409A (and any amounts that otherwise would have been paid during this deferral period will be paid in a lump sum on the day after the expiration of the six (6) month period or such shorter period, if applicable). The Executive will be a “Specified Employee” for purposes of this Agreement if, on the date of the Executive’s separation from service, the Executive is an individual who is, under the method of determination adopted by the Company designated as, or within the category of executives deemed to be, a “Specified Employee” within the meaning and in accordance with Treasury Regulation Section 1.409A-1(i). The Company shall determine in its sole discretion all matters relating to who is a “Specified Employee” and the application of and effects of the change in such determination.
(v)Notwithstanding anything in this Agreement or elsewhere to the contrary, a termination of employment shall not be deemed to have occurred for purposes of any provision of this Agreement providing for the payment of any amounts or benefits that constitute “non-qualified deferred compensation” within the meaning of Code Section 409A upon or following a termination of the Employee’s employment unless such termination is also a “separation from service” within the meaning of Code Section 409A and, for purposes of any such provision of this Agreement, references to a “termination,” “termination of employment” or like terms shall mean “separation from service” and the date of such separation from service shall be the date of termination for purposes of any such payment or benefits. In no event shall the timing of the Executive’s execution of the General Release, directly or indirectly, result in the Executive designating the calendar year of payment, and if a payment that is deferred compensation subject to Code Section 409A and subject to execution of the General Release could be executed in more than one taxable year, payment shall be made in the later taxable year.
(m)Section 280G. Notwithstanding any provision of this Agreement, if any portion of the payments or benefits under this Agreement, or under any other agreement with the Executive or plan of the Company or its affiliates (in the aggregate, “Total Payments”), would constitute an “excess parachute payment” and would result in the imposition on the Executive of an excise tax under Section 4999 of the Code (the “Excise Tax”), then the Total Payments to be made to the Executive shall either be (i) delivered in full, or (ii) delivered in such amount (with contingent consideration being cut back first and any cutbacks being made in a manner that complies with Code Section 409A) so that no portion of such Total Payments would be subject to the Excise Tax, whichever of the foregoing results in the receipt by the Executive of the greatest benefit on an after-tax basis (taking into account the applicable federal, state and local income taxes and the Excise Tax). The determination required by this Section 13(m) shall be made by a national accounting firm (after taking into account any mitigation provisions including reasonable compensation and valuation of any restrictive covenants), and the parties hereto shall cooperate in good faith in making such determination and providing any necessary information for this purpose. Such determination will be made at the sole expense of the Company.
(n)Survival. Notwithstanding anything in this Agreement or elsewhere to the contrary, the provisions of Sections 5, 6, 7, 8, 9, 10, 11, 12, and 13 shall survive the termination of this Agreement to the extent necessary to give maximum effect thereto.
[Signature page follows]

IN WITNESS WHEREOF, and intending to be legally bound hereby, the parties hereto have caused this Agreement to be duly executed as of the date first above written.
GLOBAL NET LEASE, INC.
By:    /s/ Edward M. Weil, Jr.
Name: Edward M. Weil, Jr.
Title: Co-Chief Executive Officer
Executive
By:    /s/ Jesse Galloway
Jesse Galloway

[Signature Page to Employment Agreement]

Annex A

Annex B

Annex C

Form of General Release

[Attached]

ANNEX C
GENERAL RELEASE AND WAIVER AGREEMENT
This General Release and Waiver Agreement (this “General Release”) is made as of the day of ___________________________, 20_ by Jesse Galloway (the “Executive”),
WHEREAS, the Executive and Global Net Lease, Inc., a Maryland corporation and real estate investment trust (the “Company”), have entered into an Employment Agreement (the “Agreement”) dated as of September 15, 2023, that provides for certain compensation and severance amounts upon the Executive’s termination of employment;
WHEREAS, the Executive has agreed, pursuant to the terms of the Agreement, to execute a release and waiver in the form set forth in this General Release and Waiver Agreement in consideration of the Company’s agreement to provide the compensation and severance amounts upon his termination of employment set out in the Agreement;
WHEREAS, the Executive has incurred a termination of employment effective as of ___________________________, 20_;
WHEREAS, the Company and the Executive desire to settle all rights, duties and obligations between them, including, without limitation, all such rights, duties, and obligations arising under the Agreement or otherwise out of the Executive’s employment by the Company; and
WHEREAS, capitalized terms not otherwise defined herein have the meaning ascribed to such terms in the Agreement.
NOW THEREFORE, intending to be legally bound and for good and valid consideration the sufficiency of which is hereby acknowledged, the Executive agrees as follows:
1.RELEASE. In consideration of the Agreement and for the payments to be made pursuant to the Agreement:
(a)The Executive knowingly and voluntarily releases, acquits and forever discharges the Company, and any and all of its past and present owners, parents, affiliated entities, divisions, subsidiaries and each of their respective stockholders, members, predecessors, successors, assigns, managers, agents, directors, officers, employees, representatives, attorneys, employee benefit plans and plan fiduciaries, and each of them (collectively, the “Releasees”) from any and all charges, complaints, claims, liabilities, obligations, promises, agreements, damages, causes of action, suits, rights, costs, losses, debts and expenses of any nature whatsoever, known or unknown, suspected or unsuspected, foreseen or unforeseen, matured or unmatured, against them which the Executive or any of his heirs, executors, administrators, successors and assigns (“Executive Persons”) ever had, now has or at any time hereafter may have, own or hold by reason of any matter, fact, or cause whatsoever from the beginning of time up to and including the effective date of this General Release (hereinafter referred to as the “Claims”), including, without limitation: (i) any claims arising out of or related to any federal, state and/or local labor or civil rights laws including, without limitation, the federal Civil Rights Acts of 1866, 1871, 1964 and 1991, the Rehabilitation Act, the Pregnancy Discrimination Act of 1978, the Age Discrimination in Employment Act of 1967, as amended by, inter alia, the Older Workers Benefit Protection Act of 1990, the National Labor Relations Act, the Worker Adjustment and Retraining Notification Act, the Family and Medical Leave Act of 1993, the Employee Retirement Income Security Act of 1974, the Consolidated Omnibus Budget Reconciliation Act of 1985, the Americans with Disabilities Act of 1990, the Fair Labor

Standards Act of 1938, the laws of New York State and New York City, including but not limited to the New York State Human Rights Law, the New York Labor Law, the New York State Paid Sick Leave Law, the statutory provisions regarding retaliation/discrimination under the New York Worker’s Compensation Law, the New York State Health and Essential Rights (HERO) Act, the New York City Administrative Code, the New York Minimum Wage Act, the New York Paid Family Leave Law, the New York City Earned Sick and Sick Time Act, and the New York City Human Rights Law, as they may be or have been amended from time to time, and any and all other federal, state or local laws, regulations or constitutions covering the same or similar subject matters; and (ii) any and all other of the Claims arising out of or related to any contract, any and all other federal, state or local constitutions, statutes, rules or regulations, or under any common law right of any kind whatsoever, or under the laws of any country or political subdivision, including, without limitation, any of the Claims for any kind of tortious conduct (including but not limited to any claim of defamation or distress), breach of the Agreement, violation of public policy, promissory or equitable estoppel, breach of the Company’s policies, rules, regulations, handbooks or manuals, breach of express or implied contract or covenants of good faith, wrongful discharge or dismissal, and/or failure to pay in whole or part any compensation, bonus, incentive compensation, overtime compensation, severance pay or benefits of any kind whatsoever, including disability and medical benefits, back pay, front pay or any compensatory, special or consequential damages, punitive or liquidated damages, attorneys’ fees, costs, disbursements or expenses, or any other claims of any nature; and all claims under any other federal, state or local laws relating to employment, except in any case to the extent such release is prohibited by applicable federal, state and/or local law.
(b)The Executive acknowledges that he is aware that he may later discover facts in addition to or different from those which he now knows or believes to be true with respect to the subject matter of this Release, but it is his intention to fully and finally forever settle and release any and all matters, disputes, and differences, known or unknown, suspected and unsuspected, which now exist, may later exist or may previously have existed between himself and the Releasees or any of them, and that in furtherance of this intention, the Executive’s general release given herein shall be and remain in effect as a full and complete general release notwithstanding discovery or existence of any such additional or different facts.
(c)The Executive represents that he has not filed or permitted to be filed and will not file against the Releasees, any claim, complaints, charges, arbitration or lawsuits and covenants and agrees that he will not seek or be entitled to any personal recovery in any court or before any governmental agency, arbitrator or self-regulatory body against any of the Releasees arising out of any matters set forth in Section 1(a) hereof. If the Executive has or should file such a claim, complaint, charge, grievance, arbitration, lawsuit or similar action, he agrees to remove, dismiss or take similar action to eliminate such claim, complaint, charge, grievance, arbitration, lawsuit or similar action within five (5) days of signing this General Release.
(d)Notwithstanding the foregoing, this General Release is not intended to interfere with the Executive’s right to file a charge with the Equal Employment Opportunity Commission or similar state authorities (hereinafter referred to as the “EEOC”) in connection with any claim he believes he may have against the Company. However, the Executive hereby agrees to waive the right to recover money damages in any proceeding he may bring before the EEOC or any other similar body or in any proceeding brought by the EEOC or any other similar body on his behalf. This General Release does not release, waive or give up any claim for workers’ compensation benefits, indemnification, exculpation, contribution, or directors and officers liability insurance rights, any Accrued Benefits, any right to unemployment compensation that the Executive may have [(which will not be contested)], or his right to enforce his rights under the Agreement and this General Release, or rights to vested equity or equity based compensation, or vested rights under any employee benefit plan in which the Executive participates.

(e)[After reasonable due inquiry, the Company is not aware of any Claims it may have against the Executive.]
2.CONFIRMATION OF OBLIGATIONS. The Executive hereby confirms and agrees to his continuing obligation under the Agreement after termination of employment not to directly or indirectly disclose to third parties or use any Confidential Information (as defined in the Agreement) that he may have acquired, learned, developed, or created by reason of his employment with the Company.
3.CONFIDENTIALITY; NO COMPETITION; NONSOLICITATION.
(a)The Executive hereby confirms and agrees to his confidentiality, non-disparagement, non-solicitation and non-competition obligations pursuant to the Agreement and his duty of loyalty and fiduciary duty to the Company under applicable statutory or common law.
(b)The Executive and the Company each agree to keep the terms of this General Release confidential and shall not disclose the fact or terms to third parties, except as required by applicable law or regulation or by court order or, as to the Company, in the normal course of its business; provided, however, that the Executive may disclose the terms of this General Release to members of his immediate family, his attorney or counselor, and persons assisting him in financial planning or tax preparation, provided these people agree to keep such information confidential.
4.REMEDIES FOR BREACH. In the event that either Party breaches, violates, fails or refuses to comply with any of the provisions, terms or conditions or any of the warranties or representations of this General Release (the “Breach”), in its sole discretion the non-breaching Party shall recover against the breaching Party damages, including reasonable attorneys’ fees, accruing to the non-breaching Party as a consequence of the Breach. Regardless of and in addition to any right to damages the non-breaching Party may have, the non-breaching Party shall be entitled to injunctive relief. The provisions of Sections 1, 2, and 3 hereof are material and critical terms of this General Release, and the Executive agrees that, if he breaches any of the provisions of these paragraphs, the Company shall be entitled to injunctive relief against the Executive regardless of and in addition to any other remedies which are available.
5.NO RELIANCE. Neither the Executive nor the Company is relying on any representations made by the other (including any of the Releasees) regarding this General Release or the implications thereof.
6.MISCELLANEOUS PROVISIONS.
(a)This General Release contains the entire agreement between the Company and the Executive and supersedes any and all prior agreements, arrangements, negotiations, discussions or understandings between the Parties relating to the subject matter hereof. No oral understanding, statements, promises or inducements contrary to the terms of this General Release exist. This General Release cannot be changed or terminated orally. Should any provision of this General Release be held invalid, illegal or unenforceable, it shall be deemed to be modified so that its purpose can lawfully be effectuated and the balance of this General Release shall be enforceable and remain in full force and effect.
(b)This General Release shall extend to, be binding upon, and inure to the benefit of the Parties and their respective successors, heirs and assigns.
(c)This General Release shall be governed by and construed in accordance with the laws of the State of New York, without regard to any choice of law or conflict of law,

principles, rules or provisions (whether of the State of New York or any other jurisdiction) that would cause the application of the laws of any jurisdiction other than the State of New York.
(d)This General Release may be executed in any number of counterparts each of which when so executed shall be deemed to be an original and all of which when taken together shall constitute one and the same agreement.
7.EFFECTIVE DATE/REVOCATION. The Executive may revoke this General Release in writing at any time during a period of seven (7) calendar days after his execution of this General Release (the “Revocation Period”). This General Release shall not become effective until the eighth (8th) day after being signed by the Executive (“Effective Date”), and the Executive may at any time prior to the Effective Date revoke this Agreement by giving notice in writing of such revocation to the Chief Financial Officer of the Company. If the Executive revokes this General Release, no severance or any other payment conditioned on the effectiveness of this General Release pursuant to the Agreement or otherwise shall be due or payable by the Company to the Executive.
8.ACKNOWLEDGEMENT. In signing this General Release, the Executive acknowledges that:
(a)The Executive has read and understands this General Release and the Executive is hereby advised in writing to consult with an attorney prior to signing this General Release;
(b)The Executive has consulted with his attorney, and he has signed this General Release knowingly and voluntarily and understands that this General Release contains a full and final release of all of the Claims;
(c)The Executive is aware and is hereby advised that the Executive has the right to consider this General Release for twenty-one (21) calendar days before signing it (or in the event of a group termination program forty-five (45) days), and that if the Executive signs this General Release prior to the expiration of the twenty-one (21) calendar days (or 45 days, if applicable), the Executive is waiving the right freely, knowingly and voluntarily; and
(d)This General Release is not made in connection with an exit incentive or other employee separation program offered to a group or class of employees.
[Signature page follows]

IN WITNESS WHEREOF, the Executive has executed this General Release as of the day and year first above written.

Jesse Galloway

[Signature Page to General Release and Waiver Agreement]